Exhibit 99.1

MSCI Reports Financial Results for Third Quarter and Nine Months 2018

NEW YORK--(BUSINESS WIRE)--November 1, 2018--MSCI Inc. (NYSE: MSCI), a leading provider of indexes and portfolio construction and risk management tools and services for global investors, today announced results for the three months ended September 30, 2018 (“third quarter 2018”) and nine months ended September 30, 2018 (“nine months 2018”).

Financial and Operational Highlights for Third Quarter 2018
(Notes: Percentage and other changes refer to third quarter 2017 unless otherwise noted.)

  Operating revenues up 11.1%; recurring subscription revenues up 9.9%; asset-based fees up 12.6%.
  Diluted EPS of $1.36, up 46.2%; Adjusted EPS of $1.35, up 35.0%.
  Quarter‐end AUM of $765.5 billion in ETFs linked to MSCI indexes; up 13.5% compared to prior year.
  Total Run Rate up 10.0% to $1,435.3 million, driven by asset-based fees Run Rate, up 12.5%, and subscription Run Rate, up 9.3%. Organic subscription Run Rate growth of 10.5%.
  Segment organic subscription Run Rate growth: Index up 11.4%, Analytics up 7.4%, All Other up 20.7%.
  Operating income growth of 18.6%, with operating margin of 49.3%.
  Adjusted EBITDA growth of 15.9%, with Adjusted EBITDA margin of 54.6%.
  Continued strong retention with total Retention Rate at 95.0%.
  During third quarter 2018 and through October 31, 2018, a total of 1.0 million shares were repurchased at an average price of $159.40 per share for a total value of $165.2 million.

	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands, except per share data	2018	2017	2018	Change	2018	2017	Change
Operating revenues	$357,934	$322,097	$363,046	11.1%	$1,072,296	$939,393	14.1%
Operating income	$176,403	$148,799	$173,511	18.6%	$517,080	$425,631	21.5%
Operating margin %	49.3%	46.2%	47.8%		48.2%	45.3%

Net income	$123,832	$85,153	$116,829	45.4%	$355,753	$239,370	48.6%

Diluted EPS	$1.36	$0.93	$1.28	46.2%	$3.87	$2.61	48.3%
Adjusted EPS	$1.35	$1.00	$1.30	35.0%	$3.96	$2.83	39.9%

Adjusted EBITDA	$195,537	$168,738	$200,425	15.9%	$582,671	$485,940	19.9%
Adjusted EBITDA margin %	54.6%	52.4%	55.2%		54.3%	51.7%

“We are excited to deliver another quarter of exceptional results for our shareholders driven by strength in our core subscription offerings. Our recurring subscription revenue grew 10% in a highly dynamic and shifting investment landscape, reflecting our increasing ability to provide tools that help clients adapt for the future,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“The strength we have seen in our net new recurring subscription sales and subscription Run Rate growth bolsters our confidence in the bets we have made to produce innovative research-driven content, develop flexible, cutting edge technology and enhance our client go-to-market approach. We continue to see a wide range of attractive investment opportunities to help fuel top-line growth,” added Mr. Fernandez.

Third Quarter 2018 Consolidated Results

Revenues: Operating revenues for third quarter 2018 increased $35.8 million, or 11.1%, to $357.9 million, compared to $322.1 million for the three months ended September 30, 2017 (“third quarter 2017”). The $35.8 million increase in operating revenues was driven by a $24.0 million, or 9.9%, increase in recurring subscriptions (driven primarily by a $13.3 million, or 12.3%, increase in Index products and a $5.3 million, or 4.7%, increase in Analytics products), and a $9.1 million, or 12.6%, increase in asset-based fees, which was driven by growth in revenue from exchange traded funds (“ETFs”) and non-ETF passive funds linked to MSCI indexes. Adjusting for the impact from foreign currency exchange rate fluctuations (“ex-FX”) in third quarter 2018, operating revenues increased 11.2%, while foreign currency exchange rate fluctuations had a negligible impact on recurring subscription revenues and asset-based fees. Asset-based fees ex-FX does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying assets under management (“AUM”).

For nine months 2018, operating revenues increased $132.9 million, or 14.1%, to $1,072.3 million, compared to $939.4 million for the nine months ended September 30, 2017 (“nine months 2017”). The increase was driven by a $71.0 million, or 9.8%, increase in recurring subscriptions, and by a $57.5 million, or 29.1% increase in asset-based fees. For nine months 2018, operating revenues ex-FX increased 13.9%, and recurring subscription revenues ex-FX increased 9.5%. There was a negligible impact on asset-based fees ex-FX.

Run Rate: Total Run Rate at September 30, 2018 grew by $130.3 million, or 10.0%, to $1,435.3 million, compared to September 30, 2017. The $130.3 million increase was driven by a $93.9 million, or 9.3%, increase in subscription Run Rate to $1,109.2 million, and a $36.3 million, or 12.5%, increase in asset-based fees Run Rate to $326.1 million. Organic subscription Run Rate growth was 10.5% in third quarter 2018, driven by strong growth in the Index and ESG segments and in the Analytics segment’s Multi-Asset Class and Equity Analytics products. Retention Rate was 95.0% in third quarter 2018, compared to 94.0% in third quarter 2017.

Expenses: Total operating expenses for third quarter 2018 increased $8.2 million, or 4.8%, to $181.5 million compared to third quarter 2017, driven mainly by a $7.1 million, or 6.5%, increase in compensation and benefit costs. The higher compensation and benefit costs were attributable to an increase in wages and salaries, benefits and incentive compensation. Non-compensation costs increased $1.9 million, or 4.4%, primarily driven by higher costs relating to professional fees, IT costs and market data costs. Adjusted EBITDA expenses for third quarter 2018 increased $9.0 million, or 5.9%, to $162.4 million compared to third quarter 2017. Total operating expenses ex-FX and adjusted EBITDA expenses ex-FX for third quarter 2018 increased 6.2% and 7.5%, respectively, compared to third quarter 2017.

For nine months 2018, total operating expenses increased $41.5 million, or 8.1%, to $555.2 million. Adjusted EBITDA expenses increased $36.2 million, or 8.0%, to $489.6 million compared to nine months 2017. Total operating expenses ex-FX and adjusted EBITDA expenses ex-FX for nine months 2018 increased 7.0% and 6.9%, respectively, compared to nine months 2017.

Headcount: As of September 30, 2018, there were 3,121 employees, up 2.4% from 3,047 as of September 30, 2017, and up 1.9% compared to 3,062 employees as of June 30, 2018. The 2.4% year-over-year increase in employees was primarily driven by increased headcount in emerging market centers and in areas related to technology, data and content services and research. As of September 30, 2018, a total of 40% and 60% of employees were located in developed market and emerging market centers, respectively, compared to 42% in developed market centers and 58% in emerging market centers as of September 30, 2017.

Amortization and Depreciation Expenses: Amortization and depreciation expenses of $19.1 million decreased by $0.8 million, or 4.0%, for third quarter 2018, compared to third quarter 2017, primarily as a result of a decrease in depreciation expense, reflecting storage and certain data center assets becoming fully depreciated, partially offset by higher amortization expense driven by internally capitalized software development costs.

For nine months 2018, amortization and depreciation expenses of $65.6 million increased by $5.3 million, or 8.8%, compared to nine months 2017. This increase was primarily attributable to an increase in amortization expense reflecting a $7.9 million non-cash charge in the three months ended June 30, 2018 (“second quarter 2018”) related to the write-off of the IPD tradename used by the Real Estate segment as well as higher amortization of internally capitalized software development costs.

Other Expense (Income), Net: Other expense (income), net was $29.6 million which increased $1.6 million, or 5.6%, for third quarter 2018, compared to third quarter 2017, mainly due to higher interest expense associated with higher outstanding debt, partially offset by an increase in interest income driven by higher yields on higher cash balances.

For nine months 2018, other expense (income), net was $74.5 million which decreased $11.2 million, or 13.1%, compared to nine months 2017, primarily as a result of the gain realized from the divestiture of Financial Engineering Associates, Inc. (“FEA”) recognized in second quarter 2018, partially offset by higher interest expense attributable to the financing transaction in May 2018.

Tax Rate: Income tax expense was $23.0 million for third quarter 2018, compared to $35.7 million for third quarter 2017. The effective tax rates were 15.7% and 29.5% for third quarter 2018 and third quarter 2017, respectively. The decline largely reflected the impact of the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”) and the release of a valuation allowance previously recorded on capital loss carry forwards. The release of the valuation allowance was triggered by the execution of the agreement to sell Investor Force Holdings, Inc. (“InvestorForce”) in July 2018 as the loss will be utilized in the three months ending December 31, 2018 (“fourth quarter 2018”) to offset the capital gain realized upon the completion of the divestiture of InvestorForce that occurred on October 12, 2018. This release of the valuation allowance was excluded from adjusted net income and adjusted EPS. Correspondingly, the gain on and the resulting taxes from the completion of the divestiture of InvestorForce will be excluded from adjusted net income and adjusted EPS in the fourth quarter 2018 results.

Income tax expense was $86.9 million for nine months 2018, compared to $100.6 million for nine months 2017. The effective tax rates were 19.6% and 29.6% for nine months 2018 and nine months 2017, respectively. Nine months 2018 included a benefit of $1.6 million relating to a revision of the three months ended December 31, 2017 (“fourth quarter 2017”) net charge of $34.5 million associated with taxes on the amount of historical profits that were permanently reinvested overseas. Excluding the $1.6 million benefit related to Tax Reform, the nine months 2018 adjusted tax rate was 20.0%.

The recorded cumulative accrual of $32.9 million for Tax Reform as of September 30, 2018 is a provisional amount that reflects our reasonable estimate at this time and is subject to adjustment during a measurement period not to exceed one year from enactment in accordance with guidance from the Securities and Exchange Commission. The net tax benefit of $1.6 million for Tax Reform in nine months 2018 was excluded from adjusted net income and adjusted EPS consistent with the classification of the fourth quarter 2017 charge of $34.5 million. We expect that any future charges related to Tax Reform resulting from interpretations related thereto, and further guidance from regulatory agencies will continue to be excluded from adjusted net income and adjusted EPS.

Net Income: Net income increased 45.4% to $123.8 million in third quarter 2018, from $85.2 million in third quarter 2017. For nine months 2018, net income increased 48.6% to $355.8 million, compared to $239.4 million for nine months 2017.

Adjusted EBITDA: Adjusted EBITDA was $195.5 million in third quarter 2018, up $26.8 million, or 15.9%, from third quarter 2017. Adjusted EBITDA margin in third quarter 2018 was 54.6%, compared to 52.4% in third quarter 2017. For nine months 2018, adjusted EBITDA was $582.7 million, up 19.9% from nine months 2017, and adjusted EBITDA margin was 54.3% for nine months 2018, compared to 51.7% for nine months 2017.

Cash Balances & Outstanding Debt: Total cash and cash equivalents as of September 30, 2018 was $1,398.4 million. MSCI seeks to maintain minimum cash balances globally of approximately $200.0 million to $250.0 million for general operating purposes.

Total outstanding debt as of September 30, 2018 was $2,600.0 million, which excludes deferred financing fees of $25.4 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,201.6 million at September 30, 2018. The total debt to operating income ratio (based on trailing twelve months operating income) was 3.9x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.4x, which is within the stated gross leverage to adjusted EBITDA target range of 3.0x to 3.5x.

Cash Flow & Capex: Net cash provided by operating activities was $143.8 million in third quarter 2018, compared to $101.8 million in third quarter 2017 and $207.2 million in second quarter 2018. Capex for third quarter 2018 was $13.1 million, compared to $11.6 million in third quarter 2017 and $7.2 million in second quarter 2018. Free cash flow was $130.7 million in third quarter 2018, compared to $90.2 million in third quarter 2017 and $200.0 million in second quarter 2018. The decrease in net cash provided by operating activities and free cash flow, compared to second quarter 2018, was driven by lower cash collections, higher scheduled interest payments and higher payments of cash expenses, partially offset by lower income tax payments. The increase in net cash provided by operating activities and free cash flow, compared to third quarter 2017, was primarily driven by increased cash collections, partially offset by higher income tax payments.

Net cash provided by operating activities was $439.6 million for nine months 2018, compared to $261.0 million for nine months 2017. Capex for nine months 2018 was $26.2 million, compared to $28.2 million for nine months 2017. Free cash flow was $413.4 million for nine months 2018, compared to $232.8 million for nine months 2017. The increase in both net cash provided by operating activities and free cash flow for nine months 2018 compared to the same period of the prior year was primarily driven by higher cash collections, partially offset by higher payments of cash expenses and higher income tax payments.

Share Count & Capital Return: The weighted average diluted shares outstanding in third quarter 2018 declined 0.5% to 91.4 million, compared to 91.9 million in third quarter 2017. In third quarter 2018 and through October 31, 2018, MSCI repurchased 1.0 million shares at an average price of $159.40 per share for a total value of $165.2 million. A total of $1.3 billion remains on the outstanding share repurchase authorization as of October 31, 2018. Total shares outstanding as of September 30, 2018 was 88.6 million.

On October 30, 2018, the Board declared a cash dividend of $0.58 per share for fourth quarter 2018. The fourth quarter 2018 dividend is payable on November 30, 2018 to shareholders of record as of the close of trading on November 16, 2018.

Table 1: Third Quarter 2018 Results by Segment (unaudited)

	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
Q3'18	$210,194	$154,477	73.5%	$119,898	$37,046	30.9%	$27,842	$4,014	14.4%
Q3'17	$184,594	$134,342	72.8%	$114,972	$33,078	28.8%	$22,531	$1,318	5.8%
Q2'18	$212,934	$157,516	74.0%	$119,119	$36,327	30.5%	$30,993	$6,582	21.2%
YoY % change	13.9%	15.0%		4.3%	12.0%		23.6%	204.6%

YTD 2018	$625,042	$457,923	73.3%	$358,004	$106,966	29.9%	$89,250	$17,782	19.9%
YTD 2017	$525,185	$379,538	72.3%	$340,759	$94,483	27.7%	$73,449	$11,919	16.2%
% change	19.0%	20.7%		5.1%	13.2%		21.5%	49.2%

Index Segment: Operating revenues for third quarter 2018 increased $25.6 million, or 13.9%, to $210.2 million, compared to $184.6 million for third quarter 2017. The increase was driven by a $13.3 million, or 12.3%, increase in recurring subscriptions, a $9.1 million, or 12.6%, increase in asset-based fees and a $3.1 million, or 83.1%, increase in non-recurring revenues.

The increase in recurring subscriptions was driven by strong growth in core products and custom and specialized index products. In asset-based fees, the increase was driven by growth in revenue from ETFs and non-ETF passive funds linked to MSCI indexes. A $5.0 million, or 10.0%, increase in revenue from ETFs linked to MSCI indexes was driven by a 15.5% increase in average AUM, partially offset by the impact of a change in product mix. A $4.0 million, or 20.7%, increase in revenue from non-ETF passive products was driven by higher AUM and an increased contribution from higher-fee products. In addition, revenues from exchange traded futures and options contracts based on MSCI indexes grew $0.2 million, or 5.2%, driven, in part, by an increase in total trading volumes.

Operating revenues for nine months 2018 increased $99.9 million, or 19.0%, to $625.0 million, compared to $525.2 million for nine months 2017. The increase was driven by a $57.5 million, or 29.1%, increase in asset-based fees, a $38.3 million, or 12.1%, increase in recurring subscriptions, and a $4.0 million, or 33.9%, increase in non-recurring revenues. The adjusted EBITDA margin for Index was 73.3% for nine months 2018, compared to 72.3% for nine months 2017.

Index Run Rate at September 30, 2018 grew by $86.6 million, or 11.9%, to $815.7 million, compared to September 30, 2017. The increase was driven by a $50.3 million, or 11.4%, increase in recurring subscriptions Run Rate, and a $36.3 million, or 12.5%, increase in asset-based fees Run Rate, primarily driven by higher AUM in ETFs linked to MSCI indexes, as well as increases in non-ETF passive funds and futures and options contracts, also linked to MSCI indexes. Partially offsetting the impact of the increase in AUM in ETFs linked to MSCI indexes was a change in product mix which was the primary driver of a decline in average basis point fees to 2.90 at September 30, 2018 from 3.05 a year ago. The 11.4% increase in Index recurring subscriptions Run Rate was driven by strong growth in core products, factor and ESG indexes and custom and specialized index products and growth in the wealth management, asset owners, hedge fund and broker dealer client segments.

Analytics Segment: Operating revenues for third quarter 2018 increased $4.9 million, or 4.3%, to $119.9 million, compared to $115.0 million for third quarter 2017, primarily driven by growth in both Multi-Asset Class and Equity Analytics products and the timing of client implementations, partially offset by the divestiture of FEA. Operating revenues ex-FX and excluding the impact of the divestiture of FEA increased 6.4%.

Operating revenues for nine months 2018 increased $17.2 million, or 5.1%, to $358.0 million, compared to $340.8 million for nine months 2017. Operating revenues ex-FX increased 4.9%. Operating revenues ex-FX and excluding the impact of the divestiture of FEA increased 5.9%. The adjusted EBITDA margin for Analytics was 29.9% for nine months 2018, compared to 27.7% for nine months 2017.

Analytics Run Rate at September 30, 2018 grew by $24.5 million, or 5.2%, to $499.2 million, compared to September 30, 2017, primarily driven by growth in both Multi-Asset Class and Equity Analytics products, as well as strong growth in our Wealth Bench product offering, partially offset by the removal of Run Rate associated with FEA, which was divested in April 2018. Analytics organic Run Rate growth was 7.4% compared to September 30, 2017.

All Other Segment: Operating revenues for third quarter 2018 increased $5.3 million, or 23.6%, to $27.8 million, compared to $22.5 million for third quarter 2017. The increase in All Other revenues was driven by a $4.7 million, or 33.6%, increase in ESG revenues to $18.5 million, and a $0.6 million, or 7.5%, increase in Real Estate revenues to $9.3 million. The increase in ESG revenues was driven by strong growth in ESG Ratings product revenues, which benefited from increased investments. The increase in Real Estate revenues was primarily driven by growth in Market Information products. Third quarter 2018 Real Estate revenues ex-FX increased 8.9% and All Other operating revenues ex-FX increased 24.2%.

Operating revenues for nine months 2018 increased $15.8 million, or 21.5%, to $89.3 million, compared to $73.4 million for nine months 2017. The increase in All Other revenues was driven by a $12.1 million, or 30.3%, increase in ESG revenues to $52.3 million, and a $3.7 million, or 11.0%, increase in Real Estate revenues to $37.0 million. Operating revenues ex-FX for nine months 2018 for All Other increased 18.9%.

All Other Run Rate at September 30, 2018 grew by $19.2 million, or 18.9%, to $120.4 million, compared to September 30, 2017. The increase was primarily driven by a $16.3 million, or 27.7%, increase in ESG Run Rate to $75.3 million, and a $2.8 million, or 6.7%, increase in Real Estate Run Rate to $45.1 million. The increase in ESG Run Rate was primarily driven by strong growth in ESG Ratings products and an increase in ESG Screening products. The increase in Real Estate Run Rate was primarily driven by growth in Market Information products and Portfolio Analysis Service products. ESG Run Rate ex-FX increased 28.8%, Real Estate Run Rate ex-FX increased 9.3% and All Other Run Rate ex-FX increased 20.7%, each compared to September 30, 2017.

Full-Year 2018 Guidance

MSCI’s guidance for full-year 2018 remains as follows:

  Total operating expenses are now expected to be in the range of $743 million to $750 million.
  Adjusted EBITDA expenses are now expected to be in the range of $658 million to $665 million.
  Interest expense, including the amortization of financing fees, is expected to be approximately $133 million, assuming no additional financings.
  Capex is expected to be in the range of $40 million to $50 million.
  Net cash provided by operating activities and free cash flow is now expected to be in the ranges of $520 million to $550 million and $470 million to $510 million, respectively.
  The effective tax rate is now expected to be in the range of 19% to 21%.

New Revenue Standard Effective January 1, 2018

Effective January 1, 2018, MSCI adopted the new revenue standard using the modified retrospective transition method. This resulted in a cumulative adjustment to increase retained earnings on January 1, 2018 by $16.1 million, net of tax, reflecting future period revenue from existing contracts under the old revenue standard that would have been recognized in prior periods under the new revenue standard, and the application of the provisions of the new standard prospectively.

Compared to the revenue recognition method used prior to 2018, the new revenue standard has resulted in more revenue being recognized up-front or earlier in the life of new contracts for certain products and services, including fees related to the licensing of desktop applications, implementation and set-up services and multi-year deals. The lost future period revenue from existing contracts as a result of the cumulative adjustment to retained earnings is expected to be largely offset by the acceleration of revenue from certain new contracts. As a result, the overall impact of adopting the new revenue standard is not expected to have a material impact on MSCI’s consolidated financial statements or the annual trend of revenue. It is possible that some increased quarterly revenue variability may exist by segment depending on the timing of the execution of new license contracts and renewals.

As a result of the adoption of the new revenue standard, MSCI recorded $1.1 million of higher revenue in third quarter 2018 and $5.5 million in nine months 2018.

In addition, as a result of the adoption of the new revenue standard, the amount of accounts receivable and deferred revenue reported on the Company’s balance sheet as of December 31, 2017 would have increased, with no increase to net assets, by approximately $135.5 million. Accounts receivable was $378.7 million at September 30, 2018 and $327.6 million at December 31, 2017. Deferred revenue was $441.9 million at September 30, 2018 and $374.4 million at December 31, 2017. Under the old revenue standard, MSCI only recorded the value of an invoice to accounts receivable and deferred revenue once the service period began. Under the new revenue standard, MSCI now records accounts receivable and a corresponding offset to deferred revenue when an invoice is issued for a non-cancellable, non-refundable contract, regardless of when the service period begins.

There are no changes to how we calculate our operating metrics.

Conference Call Information

MSCI's senior management will review the third quarter 2018 results on Thursday, November 1, 2018 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations website, http://ir.msci.com/events.cfm, or dial 1-877-376-9931 conference ID: 9068146 within the United States. International callers dial 1-720-405-2251 conference ID: 9068146. The earnings release and related investor presentation used during the conference call will be made available on MSCI's Investor Relations website.

An audio recording of the conference call will be available on our Investor Relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through November 4, 2018, the recording will also be available by dialing 1-855-859-2056 passcode: 9068146 within the United States or 1-404-537-3406 passcode: 9068146 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's Investor Relations website for 12 months after the call.

-Ends-

About MSCI

For more than 45 years, MSCI's research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 99 of the top 100 largest money managers, according to the most recent P&I ranking.

As of June 30, 2018, there were over $14.8 trillion in total assets benchmarked to MSCI equity indexes globally (as reported on September 30, 2018 by eVestment, Morningstar and Bloomberg).

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2018 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission (“SEC”) on February 26, 2018 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC (herein, referred to as “Public Filings”). If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Retention Rate.

Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.

Retention Rate is computed by segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for reporting purposes, except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancel. In the Analytics and the ESG segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Estate segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sale of the same product or service as a cancellation to the extent of the reduction.

This definition of Retention Rate was revised and was previously provided beginning with our earnings release, dated August 2, 2018, to describe our methodology for calculating cancellations. We believe this methodology has been applied in all material respects in calculating cancellation rates reported in the prior periods covered in our Form 10-K for the year ended December 31, 2017 and in our Form 10-Q for the quarter ended March 31, 2018 and quarter ended June 30, 2018, and accordingly, we do not believe changes to those previously reported cancellation rates are required. Beginning in second quarter 2018, “Aggregate Retention Rate” is referred to as “Retention Rate.”

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described elsewhere in our Public Filings. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

“Organic subscription Run Rate growth” is defined as the period over period Run Rate growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 – 13 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets, the impact of divestitures, the impact of Tax Reform adjustments and, at times, certain other transactions or adjustments.

“Adjusted tax rate” is defined as the effective tax rate excluding the impact of Tax Reform.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of acquisitions that do not directly affect what management considers to be our core performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe that adjusted tax rate is useful to investors because it increases the comparability of period-to-period results by adjusting for the estimated net impact of Tax Reform.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted tax rate, Capex and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations reflect the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period. While operating revenues adjusted for the impact of foreign currency fluctuations includes asset-based fees that have been adjusted for the impact of foreign currency fluctuations, the underlying AUM, which is the primary component of asset-based fees, is not adjusted for foreign currency fluctuations. Approximately two-thirds of the AUM are invested in securities denominated in currencies other than the U.S. dollar, and accordingly, any such impact is excluded from the disclosed foreign currency adjusted variances.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands, except per share data	2018	2017(2)	2018	Change	2018	2017(2)	Change
Operating revenues	$357,934	$322,097	$363,046	11.1%	$1,072,296	$939,393	14.1%
Operating expenses:
Cost of revenues	70,906	68,433	71,368	3.6%	213,578	204,434	4.5%
Selling and marketing	46,149	44,873	47,416	2.8%	139,974	129,395	8.2%
Research and development	20,591	17,974	19,801	14.6%	61,099	55,140	10.8%
General and administrative	24,751	22,079	24,036	12.1%	74,974	64,484	16.3%
Amortization of intangible assets	11,681	10,614	19,537	10.1%	42,556	32,987	29.0%
Depreciation and amortization of property,
equipment and leasehold improvements	7,453	9,325	7,377	(20.1%)	23,035	27,322	(15.7%)
Total operating expenses(1)	181,531	173,298	189,535	4.8%	555,216	513,762	8.1%

Operating income	176,403	148,799	173,511	18.6%	517,080	425,631	21.5%

Interest income	(6,522)	(1,835)	(4,281)	255.4%	(13,573)	(4,077)	232.9%
Interest expense	35,902	29,020	31,761	23.7%	97,223	87,071	11.7%
Other expense (income)	177	811	(10,292)	(78.2%)	(9,177)	2,698	n/m
Other expense (income), net	29,557	27,996	17,188	5.6%	74,473	85,692	(13.1%)

Income before provision for income taxes	146,846	120,803	156,323	21.6%	442,607	339,939	30.2%

Provision for income taxes	23,014	35,650	39,494	(35.4%)	86,854	100,569	(13.6%)
Net income	$123,832	$85,153	$116,829	45.4%	$355,753	$239,370	48.6%

Earnings per basic common share	$1.39	$0.94	$1.31	47.9%	$3.98	$2.65	50.2%

Earnings per diluted common share	$1.36	$0.93	$1.28	46.2%	$3.87	$2.61	48.3%

Weighted average shares outstanding used
in computing earnings per share:

Basic	88,796	90,112	89,112	(1.5%)	89,323	90,406	(1.2%)
Diluted	91,372	91,868	91,585	(0.5%)	91,843	91,731	0.1%

(1) Includes stock-based compensation expense of $10.6 million, $9.4 million and $9.7 million for the three months ended Sep. 30, 2018, Sep. 30, 2017 and Jun. 30, 2018, respectively. Includes stock-based compensation expense of $30.1 million and $28.6 million for the nine months ended Sep. 30, 2018 and Sep. 30, 2017, respectively.
(2) As a result of the adoption of recent accounting guidance, the Company has restated its Condensed Consolidated Statements of Income by reclassifying $0.1 million and $0.4 million of non-service related pension costs from Operating Expenses to Other expense (income) for the three and nine months ended Sep.30, 2017, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	Sep. 30,	Dec. 31,
In thousands	2018	2017
Cash and cash equivalents	$1,398,398	$889,502
Accounts receivable, net of allowances(1)	$378,705	$327,597

Deferred revenue(2)	$441,884	$374,365
Long-term debt(3)	$2,574,616	$2,078,093

(1) Accounts receivable, net of allowances would have been $473.4 million at Dec. 31, 2017 under the new revenue standard.
(2) Deferred revenue would have been $494.6 million at Dec. 31, 2017 under the new revenue standard.
(3) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at Sep. 30, 2018 and Dec. 31, 2017 was $2.6 billion and $2.1 billion, respectively.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,
In thousands	2018	2017	2018	2018	2017
Net cash provided by operating activities	$143,825	$101,773	$207,165	$439,587	$261,005
Net cash (used in) provided by investing activities	(13,097)	(11,553)	13,805	(5,164)	(27,446)
Net cash (used in) provided by financing activities	(97,758)	(43,251)	304,416	80,600	(233,875)
Effect of exchange rate changes	(2,168)	1,465	(7,618)	(6,127)	7,497
Net increase (decrease) in cash and cash equivalents	$30,802	$48,434	$517,768	$508,896	$7,181

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2018	2017	2018	Change	2018	2017	Change
Operating revenues:
Recurring subscriptions	$121,285	$107,963	$119,626	12.3%	$354,116	$315,786	12.1%
Asset-based fees	82,007	72,861	87,636	12.6%	255,126	197,599	29.1%
Non-recurring	6,902	3,770	5,672	83.1%	15,800	11,800	33.9%
Total operating revenues	210,194	184,594	212,934	13.9%	625,042	525,185	19.0%
Adjusted EBITDA expenses	55,717	50,252	55,418	10.9%	167,119	145,647	14.7%
Adjusted EBITDA	$154,477	$134,342	$157,516	15.0%	$457,923	$379,538	20.7%
Adjusted EBITDA margin %	73.5%	72.8%	74.0%		73.3%	72.3%

Analytics	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2018	2017	2018	Change	2018	2017	Change
Operating revenues:
Recurring subscriptions	$118,857	$113,574	$117,528	4.7%	$354,629	$336,904	5.3%
Non-recurring	1,041	1,398	1,591	(25.5%)	3,375	3,855	(12.5%)
Total operating revenues	119,898	114,972	119,119	4.3%	358,004	340,759	5.1%
Adjusted EBITDA expenses	82,852	81,894	82,792	1.2%	251,038	246,276	1.9%
Adjusted EBITDA	$37,046	$33,078	$36,327	12.0%	$106,966	$94,483	13.2%
Adjusted EBITDA margin %	30.9%	28.8%	30.5%		29.9%	27.7%

All Other	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2018	2017	2018	Change	2018	2017	Change
Operating revenues:
Recurring subscriptions	$27,234	$21,865	$29,584	24.6%	$86,185	$71,256	21.0%
Non-recurring	608	666	1,409	(8.7%)	3,065	2,193	39.8%
Total operating revenues	27,842	22,531	30,993	23.6%	89,250	73,449	21.5%
Adjusted EBITDA expenses	23,828	21,213	24,411	12.3%	71,468	61,530	16.2%
Adjusted EBITDA	$4,014	$1,318	$6,582	204.6%	$17,782	$11,919	49.2%
Adjusted EBITDA margin %	14.4%	5.8%	21.2%		19.9%	16.2%

Consolidated	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2018	2017	2018	Change	2018	2017	Change
Operating revenues:
Recurring subscriptions	$267,376	$243,402	$266,738	9.8%	$794,930	$723,946	9.8%
Asset-based fees	82,007	72,861	87,636	12.6%	255,126	197,599	29.1%
Non-recurring	8,551	5,834	8,672	46.6%	22,240	17,848	24.6%
Operating revenues total	357,934	322,097	363,046	11.1%	1,072,296	939,393	14.1%
Adjusted EBITDA expenses	162,397	153,359	162,621	5.9%	489,625	453,453	8.0%
Adjusted EBITDA	$195,537	$168,738	$200,425	15.9%	$582,671	$485,940	19.9%
Adjusted EBITDA margin %	54.6%	52.4%	55.2%		54.3%	51.7%
Operating margin %	49.3%	46.2%	47.8%		48.2%	45.3%

Table 6: Sales and Retention Rate by Segment (unaudited)

	Three Months Ended					Nine Months Ended
	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
In thousands	2018	2018	2018	2017	2017	2018	2017
Index
New recurring subscription sales	$15,546	$20,906	$15,195	$17,980	$15,499	$51,647	$43,328
Subscription cancellations	(4,428)	(4,577)	(4,115)	(6,180)	(4,605)	(13,120)	(10,815)
Net new recurring subscription sales	$11,118	$16,329	$11,080	$11,800	$10,894	$38,527	$32,513
Non-recurring sales	$7,097	$5,328	$3,459	$3,677	$3,704	$15,885	$12,633
Total gross sales(1)	$22,643	$26,234	$18,654	$21,657	$19,203	$67,532	$55,961
Total Index net sales	$18,215	$21,657	$14,539	$15,477	$14,598	$54,412	$45,146

Index Retention Rate(2)	96.1%	95.9%	96.4%	93.9%	95.5%	96.1%	96.5%

Analytics
New recurring subscription sales	$16,797	$17,395	$11,356	$25,217	$15,036	$45,549	$38,960
Subscription cancellations	(7,117)	(9,452)	(8,578)	(11,679)	(7,444)	(25,148)	(21,995)
Net new recurring subscription sales	$9,680	$7,943	$2,778	$13,538	$7,592	$20,401	$16,965
Non-recurring sales	$3,189	$2,425	$1,346	$3,742	$2,792	$6,959	$6,564
Total gross sales(1)	$19,986	$19,820	$12,702	$28,959	$17,828	$52,508	$45,524
Total Analytics net sales	$12,869	$10,368	$4,124	$17,280	$10,384	$27,360	$23,529

Analytics Retention Rate(2)	94.1%	92.1%	93.0%	89.7%	93.4%	93.1%	93.5%

All Other
New recurring subscription sales	$6,459	$6,678	$5,468	$8,391	$4,576	$18,605	$14,153
Subscription cancellations	(1,547)	(1,384)	(1,531)	(1,954)	(2,050)	(4,463)	(5,763)
Net new recurring subscription sales	$4,912	$5,294	$3,937	$6,437	$2,526	$14,142	$8,390
Non-recurring sales	$641	$909	$694	$1,479	$829	$2,243	$2,396
Total gross sales(1)	$7,100	$7,587	$6,162	$9,870	$5,405	$20,848	$16,549
Total All Other net sales	$5,553	$6,203	$4,631	$7,916	$3,355	$16,385	$10,786

All Other Retention Rate(2)	94.3%	94.9%	94.4%	91.1%	90.7%	94.5%	91.3%

Consolidated
New recurring subscription sales	$38,802	$44,979	$32,019	$51,588	$35,111	$115,801	$96,441
Subscription cancellations	(13,092)	(15,413)	(14,224)	(19,813)	(14,099)	(42,731)	(38,573)
Net new recurring subscription sales	$25,710	$29,566	$17,795	$31,775	$21,012	$73,070	$57,868
Non-recurring sales	$10,927	$8,662	$5,499	$8,898	$7,325	$25,087	$21,593
Total gross sales(1)	$49,729	$53,641	$37,518	$60,486	$42,436	$140,888	$118,034
Total net sales	$36,637	$38,228	$23,294	$40,673	$28,337	$98,157	$79,461

Total Retention Rate(2)	95.0%	94.1%	94.6%	91.6%	94.0%	94.5%	94.6%

(1) Total gross sales equal new recurring subscription sales plus non-recurring sales.
(2) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Retention Rate.

Table 7: AUM in ETFs Linked to MSCI Indexes (unaudited)(1)(2)

	Three Months Ended					Nine Months Ended
	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
In billions	2018	2018	2018	2017	2017	2018	2017
Beginning Period AUM in ETFs linked to
MSCI indexes	$744.7	$764.9	$744.3	$674.3	$624.3	$744.3	$481.4
Market Appreciation/(Depreciation)	15.6	(19.4)	(11.7)	32.0	32.2	(15.6)	91.6
Cash Inflows	5.2	(0.8)	32.3	38.0	17.8	36.8	101.3
Period-End AUM in ETFs linked to
MSCI indexes	$765.5	$744.7	$764.9	$744.3	$674.3	$765.5	$674.3

Period Average AUM in ETFs linked to
MSCI indexes	$755.8	$776.5	$779.5	$712.3	$654.4	$770.6	$591.1

Avg. Basis Point Fee(3)	2.90	2.96	3.02	3.04	3.05	2.90	3.05

Source: Bloomberg and MSCI

(1) ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
(2) The AUM in ETFs numbers also include AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.
(3) Based on period-end Run Rate for ETFs linked to MSCI indexes using period-end AUM.
AUM: assets under management.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Sep. 30,	Sep. 30,	June 30,	YoY %
In thousands	2018	2017	2018	Change
Index
Recurring subscriptions	$489,515	$439,251	$478,421	11.4%
Asset-based fees	326,148	289,812	327,299	12.5%
Index Run Rate	815,663	729,063	805,720	11.9%

Analytics Run Rate	499,219	474,721	489,979	5.2%

All Other Run Rate	120,419	101,253	116,021	18.9%

Total Run Rate	$1,435,301	$1,305,037	$1,411,720	10.0%

Total recurring subscriptions	$1,109,153	$1,015,225	$1,084,421	9.3%
Total asset-based fees	326,148	289,812	327,299	12.5%
Total Run Rate	$1,435,301	$1,305,037	$1,411,720	10.0%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,
In thousands	2018	2017(1)	2018	2018	2017(1)
Index adjusted EBITDA	$154,477	$134,342	$157,516	$457,923	$379,538
Analytics adjusted EBITDA	37,046	33,078	36,327	106,966	94,483
All Other adjusted EBITDA	4,014	1,318	6,582	17,782	11,919
Consolidated adjusted EBITDA	195,537	168,738	200,425	582,671	485,940
Amortization of intangible assets	11,681	10,614	19,537	42,556	32,987
Depreciation and amortization of property,
equipment and leasehold improvements	7,453	9,325	7,377	23,035	27,322
Operating income	176,403	148,799	173,511	517,080	425,631
Other expense (income), net	29,557	27,996	17,188	74,473	85,692
Provision for income taxes	23,014	35,650	39,494	86,854	100,569
Net income	$123,832	$85,153	$116,829	$355,753	$239,370

(1) As a result of the adoption of recent accounting guidance, the Company has restated its adjusted EBITDA by excluding $0.1 million and $0.4 million of non-service related pension costs from adjusted EBITDA expenses for the three and nine months ended Sep. 30, 2017, respectively.

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,
In thousands, except per share data	2018	2017	2018	2018	2017
Net income	$123,832	$85,153	$116,829	$355,753	$239,370
Plus: Amortization of acquired intangible assets	8,999	9,270	17,029	35,235	29,919
Less: Gain on divestiture	(10)	—	(10,636)	(10,646)	(771)
Less: Tax item related to pending transaction(1)	(7,758)	—	—	(7,758)	—
Less: Tax Reform adjustments	—	—	—	(1,601)	—
Less: Income tax effect	(1,884)	(2,732)	(4,121)	(7,613)	(8,850)
Adjusted net income	$123,179	$91,691	$119,101	$363,370	$259,668

Diluted EPS	$1.36	$0.93	$1.28	$3.87	$2.61
Plus: Amortization of acquired intangible assets	0.10	0.10	0.19	0.38	0.33
Less: Gain on divestiture	—	—	(0.12)	(0.12)	(0.01)
Less: Tax item related to pending transaction(1)	(0.08)	—	—	(0.08)	—
Less: Tax Reform adjustments	—	—	—	(0.02)	—
Less: Income tax effect	(0.03)	(0.03)	(0.05)	(0.07)	(0.10)
Adjusted EPS	$1.35	$1.00	$1.30	$3.96	$2.83

(1) Reflects the release of a valuation allowance on capital loss carryforwards that was recognized in third quarter 2018 due to the execution of the agreement to sell InvestorForce in July 2018.

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Nine Months Ended		Full-Year
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,	2018
In thousands	2018	2017(1)	2018	2018	2017(1)	Outlook(2)
Index adjusted EBITDA expenses	$55,717	$50,252	$55,418	$167,119	$145,647
Analytics adjusted EBITDA expenses	82,852	81,894	82,792	251,038	246,276
All Other adjusted EBITDA expenses	23,828	21,213	24,411	71,468	61,530
Consolidated adjusted EBITDA expenses	162,397	153,359	162,621	489,625	453,453	$658,000 - $665,000
Amortization of intangible assets	11,681	10,614	19,537	42,556	32,987
Depreciation and amortization of property,						85,000
equipment and leasehold improvements	7,453	9,325	7,377	23,035	27,322
Total operating expenses	$181,531	$173,298	$189,535	$555,216	$513,762	$743,000 - $750,000

(1) As a result of the adoption of recent accounting guidance, the Company has restated its adjusted EBITDA by excluding $0.1 million and $0.4 million of non-service related pension costs from adjusted EBITDA expenses for the three and nine months ended Sep. 30, 2017, respectively.
(2) We have not provided a line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.

Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Nine Months Ended		Full-Year
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,	2018
In thousands	2018	2017	2018	2018	2017	Outlook(1)
Net cash provided by operating activities	$143,825	$101,773	$207,165	$439,587	$261,005	$520,000 - $550,000
Capital expenditures	(8,590)	(6,390)	(2,967)	(13,069)	(17,440)
Capitalized software development costs	(4,517)	(5,164)	(4,238)	(13,115)	(10,777)
Capex	(13,107)	(11,554)	(7,205)	(26,184)	(28,217)	(50,000 - 40,000)
Free cash flow	$130,718	$90,219	$199,960	$413,403	$232,788	$470,000 - $510,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

Table 13: Reconciliation of Effective Tax Rate to Adjusted Tax Rate (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,
	2018	2017	2018	2018	2017
Effective tax rate	15.67%	29.51%	25.26%	19.62%	29.58%
Less: Tax Reform impact on effective tax rate	—%	—%	—%	0.36%	—%
Adjusted tax rate	15.67%	29.51%	25.26%	19.98%	29.58%

CONTACT:
MSCI Inc.
Investors
Andrew Wiechmann, + 1 212-804-3986
andrew.wiechmann@msci.com
or
Media
Samuel Wang, + 1 212-804-5244
samuel.wang@msci.com